UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): March 29, 2015
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
(858) 668-2586
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
Annual Equity Grants

On March 29, 2015, the Compensation Committee of the Board of Directors of Bridgepoint Education, Inc. (the "Company") granted long-term equity awards under the Company’s Amended and Restated 2009 Stock Incentive Plan to the Company's executive officers and senior managers. The long-term equity awards are comprised of (i) stock options, (ii) restricted stock units ("RSUs") and (iii) performance stock units ("PSUs"), and are apportioned approximately one-third each in the form of stock options, RSUs and PSUs. Such awards were granted to the executives officers listed below in the following amounts:

Name	2015 Annual Equity Award ($)
Andrew S. Clark	1,519,766
Daniel J. Devine	417,811
Douglas C. Abts	434,265
Jane L. McAuliffe	517,811
Rodney T. Sheng	603,311
The stock options are subject to a four-year vesting schedule, with 25% of the shares subject to the stock option vesting on the first anniversary of the grant date, an additional 2% of the shares vesting thereafter on each monthly anniversary of the grant date and an additional 3% of the shares vesting on each of the last three monthly anniversaries of the grant date. The RSUs are subject to a four-year vesting schedule, with 25% of the shares underlying the RSUs vesting on each anniversary of the grant date.
The PSUs are subject to four one-year performance periods beginning on March 29 of each year (starting with the grant date) and ending on March 28 of the following year, with 25% of the PSUs eligible for vesting on each anniversary of the grant date contingent upon achievement of the stock price performance goal established for the immediately preceding performance period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2015		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Senior Vice President, Secretary and General Counsel